Exhibit 99.3

Good morning everyone. Moments ago, we announced that our board of directors has approved, and we have entered into a merger agreement with Chevron. Anadarko has enjoyed a long and successful history, and our employees have created an exceptional company that was greatly desired by one of the best energy companies in the world in order to make their company even better.

To be clear, we were not seeking to sell the company. That Chevron decided to approach us reflects our commitment to build an attractive company coveted for its talent, expertise, premier asset base, and deep opportunity set.

Our Executive Committee and board of directors evaluated this offer through numerous discussions and meetings. As a result of this work, several things became abundantly clear.

•	First, this is a very compelling offer for our shareholders, representing almost a 40% premium to yesterday’s closing price.

•	Second, Chevron is a highly respected organization with strong leadership, an impeccable safety record, and a culture that values individuals while fostering long-term career development.

•	Third, the combined company’s assets are highly complementary, positioning it to deliver differentiating performance and value for decades to come.

•	Fourth, Chevron expressed interest in not just our assets, but our people as well, as they believe combining with Anadarko will make them a better company in many ways.

•	And fifth, as a publicly traded company, we have a fiduciary responsibility to act in the best interest of our investors, and accepting this offer clearly meets that standard.

I recognize today’s announcement creates uncertainty and worry for many of you with fundamental questions such as: “Will I have a job?,” “If I have a job, where will it be?,” “If I’m not offered a job, what does that look like?,” and many others.

While we don’t have all of the information today, we are encouraged by what we have seen from Chevron thus far. One thing we believe to be true is their sincere desire to attract many of our employees. To that end, for instance, Chevron has already made clear that it believes The Woodlands campus will be an important part of the company’s future. Furthermore, to help ensure a smooth transition, Chevron Chairman and CEO, Mike Wirth and I have asked Chevron’s EVP, Technology, Projects and Services, Joe Geagea, and Anadarko President Bob Gwin to lead our integration efforts. As we learn more over the next few weeks, I promise that we will share as much as we can with you quickly and transparently, and keep you apprised about what to expect going forward.

On Monday, April 15, 2019, at 10 a.m. Central, we will host an All-Employee Town Hall to discuss this announcement and provide an opportunity for you to ask questions. The Executive Committee will join me in The Woodlands for this Town Hall, and we will broadcast it to our locations worldwide. Following the Town Hall, we will post a running Q&A on Insider so that we can continue to be responsive to your questions going forward.

Please understand that until the transaction closes, we must continue to operate as separate companies. Any contact with Chevron, aside from the integration efforts, should be restricted to only those interactions that are a normal part of our jobs.

I also want to emphasize we still have a company to run, and we need to continue to focus on delivering upon our objectives in the near term. In addition, we must continue to place the highest priority on safety and being good stewards of the environment throughout this process. This entails always ensuring we have our mind on task.

On behalf of the EC, I thank each of you for making Anadarko a great place to work and a respected and valuable company. We look forward to seeing all of you on Monday and to the great things this new combined company will accomplish in the years to come.

Warmest regards,

Al

Important Information For Investors And Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the potential transaction, Chevron expects to file a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) containing a preliminary prospectus of Chevron that also constitutes a preliminary proxy statement of Anadarko. After the registration statement is declared effective Anadarko will mail a definitive proxy statement/prospectus to stockholders of Anadarko. This communication is not a substitute for the proxy statement/prospectus or registration statement or for any other document that Chevron or Anadarko may file with the SEC and send to Anadarko’s stockholders in connection with the potential transaction. INVESTORS AND SECURITY HOLDERS OF CHEVRON AND ANADARKO ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when available) and other documents filed with the SEC by Chevron or Anadarko through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Chevron will be available free of charge on Chevron’s website at http://www.chevron.com/investors and copies of the documents filed with the SEC by Anadarko will be available free of charge on Anadarko’s website at http://investors.anadarko.com.

Chevron and Anadarko and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the potential transaction under the rules of the SEC. Information about the directors and executive officers of Chevron is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 22, 2019, and its proxy statement for its 2019 annual meeting of stockholders, which Chevron expects to be filed with the SEC on April 15, 2019. Information about the directors and executive officers of Anadarko is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 14, 2019, and its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on March 29, 2019. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the potential transaction will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Information

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including regarding the proposed transaction. These include the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of Anadarko may not adopt the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Anadarko’s common stock or Chevron’s common stock, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Anadarko or Chevron to retain customers and retain and hire key personnel and maintain relationships with their suppliers, customers and other business relationships and on their operating results and businesses generally, the risk the pending proposed transaction could distract management of both entities and they will incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the proposed transaction or it may take longer than expected to achieve those synergies or benefits and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Anadarko’s control. Additional factors that could cause results to differ materially from those described above can be found in Anadarko’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K all of which are available on Anadarko’s website at http://investors.anadarko.com/sec-filings and on the SEC’s website at http://www.sec.gov, and in Chevron’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K all of which are available on Chevron’s website at https://www.chevron.com/investors/financial-information#secfilings and on the SEC’s website at http://www.sec.gov.